Exhibit 99.2

AGREEMENT AMENDMENT

This Agreement Amendment is entered into this 20th day of February, 2008 by and among Wells Fargo Bank, National Association acting through its Wells Fargo Business Credit operating division (“WFBC”), Gateway, Inc. (“Gateway”), Gateway Companies, Inc. (“Gateway Companies”) and MPC-Pro, LLC (“MPC”).

RECITALS

A.        Gateway, Gateway Companies, MPC and WFBC are parties to an Agreement dated October 1, 2007 (the “Agreement”) with respect to accounts receivable of MPC and Gateway Companies, financing during the Transition Period by Gateway and security for the TSA Obligations. Capitalized terms used but not defined herein have the meaning set forth in the Agreement.

B.        The parties have agreed to make certain revisions to the Agreement related to the Gateway Blocked Accounts, as more fully set forth in the Amendment Agreement.

AMENDMENT

Now, therefore, in consideration of the foregoing and the mutual promises contained herein, the parties agree as follows:

1.         Transition Period Financing Arrangements. Paragraph 2(c) of the Agreement is amended and restated in its entirety as follows:

(c)       After receipt of each weekly statement dated before May 31, 2008 specifying the Applicable Gateway Weekly Payoff Amount (the date of such receipt, the “Weekly Statement Delivery Date”), WFBC agrees to hold but not purchase Acceptable Accounts submitted to WFBC by MPC and Gateway Companies during that week in a face amount equal to the Gateway Weekly Payoff Amounts minus $10 million. After May 31, 2008, Gateway may provide a statement to MPC (with a substantially simultaneous copy to be provided to WFBC) that there remains a positive balance with respect to the Gateway Weekly Payoff Amounts (a “Remaining Balance”), and WFBC agrees to hold but not purchase Acceptable Accounts submitted to WFBC by MPC and Gateway Companies in a face amount equal to the Remaining Balance as Acceptable Accounts become available. WFBC shall be entitled to rely on the Gateway statement with respect to the Remaining Balance, and any dispute between MPC and Gateway with respect to the Remaining Balance shall be resolved by MPC and Gateway in accordance with the terms of the Purchase and Sale Agreement. Accounts set-aside pursuant to this Paragraph 2 (c) are referred to as “Gateway Blocked Accounts”.

2.         Amounts Currently as Gateway Blocked Accounts. As of close of business on February 15, 2008, WFBC held $14,661,777 of Gateway Blocked Accounts (“Current Blocked Account Balance”). $10 million of this Current Blocked Account Balance shall immediately cease to constitute Gateway Blocked Accounts, and nothing in the Agreement shall restrict WFBC from purchasing Acceptable Accounts in such amount.

3.         Extension of Transition Period. The parties agree that the Transition Period financing arrangement set forth in the Agreement, will be extended to the later of June 30, 2008 or until the balance owed by MPC for the TSA Obligations is paid in full.

4.         No Other Change. Except as amended by this Agreement Amendment, the Agreement shall remain in full force and effect in accordance with the terms set forth therein.

IN WITNESS WHEREOF, the undersigned have executed this Agreement Amendment, as of the date first above written.

Gateway, Inc.		Wells Fargo Bank, National Association

By:	/s/ John Goldsberry	By:	/s/ Robert Whartenby
	(Sign)		(Sign)
By:	John Goldsberry	By:	Robert Whartenby
	(Print)		(Print)
Its:	CFO	Its:	Senior Vice President

MPC-Pro, LLC		Gateway Companies, Inc

By:	/s/ Curtis Akey	By:	/s/ Curtis Akey
	(Sign)		(Sign)
By:	Curtis Akey	By:	Curtis Akey
	(Print)		(Print)
Its:	CFO	Its:	CFO

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